Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Terreno Realty Corporation for the registration of common stock and preferred stock and to the incorporation by reference therein of our reports dated February 11, 2015, with respect to the consolidated financial statements and schedule of Terreno Realty Corporation and the effectiveness of internal control over financial reporting of Terreno Realty Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Terreno Realty Corporation of our reports dated July 27, 2012, with respect to the statements of revenues and certain expenses of Garfield and Caribbean included in the Current Report on Form 8-K/A filed on July 27, 2012 with the Securities and Exchange Commission, our reports dated June 24, 2013, with respect to the statements of revenues and certain expenses of America’s Gateway, Route 100, Manhattan Beach, 26th Street and South Main included in the Current Report on Form 8-K filed on June 24, 2013 with the Securities and Exchange Commission, our report dated February 18, 2014, with respect to the statement of revenues and certain expenses of JFK Airgate included in the Current Report on Form 8-K/A filed on February 18, 2014 with the Securities and Exchange Commission and our report dated March 16, 2015 with respect to the statement of revenues and certain expenses of V Street included in the Current Report on Form 8-K/A filed on March 16, 2015 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

March 26, 2015